Exhibit 3.6

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                         THE AMERICAN PACIFIC MINT, INC.

William H. Oyster and L.S. Smith do hereby certify that:

1. They are the President and Secretary, respectively, of The American Pacific Mint, Inc., a Nevada corporation.

2. At a meeting of the Board of Directors of The American Pacific Mint, Inc. duly Held on March 25, 1992, the Board of Directors adopted resolutions pursuant to the provisions of Section 78.315 of the Nevada Revised Statutes, to amend Article First of the Articles of Incorporation. The amendment was set forth in said resolution and it was further resolved that the proposed amendment and the advisability of adoption thereof be presented to the stockholders at the Annual Meeting of Stockholders.

3. At the Annual Meeting of Stockholders, a meeting duly noticed and held on June 18, 1992, the stockholders voted, either in person or by proxy, to adopt the amendment as set forth and recommended by the Board of Directors. The amendment to Article First was adopted by 4,048,228 shares of Common Stock voting in favor and 3,233 shares of Common Stock voting opposed.
     There were a total of 5,626,148 shares of Common Stock outstanding and entitled to vote at the Annual Meeting of Stockholders.

4.   Said Articles were amended by adoption of the following resoultion:

     Resolved: That Article First of the Articles of Incorporation of this Corporation shall be amended to read in full as follows:

     "First. The name of the Corporation is Dallas Gold & Silver Exchange, Inc."


     IN WITNESS WHEREOF, the undersigned executed this Certificate of Amendment this 22nd day of June, 1992.

     The American Pacific Mint, Inc.

     By: /s/ William H. Oyster, President
         --------------------------------

     By: /s/ L.S. Smith. Secretary
         --------------------------------

     FILED: June 26, 1992